Exhibit 99.1

COMTECH TELECOMMUNICATIONS CORP. RECEIVES A $226.7 MILLION MOVEMENT TRACKING
SYSTEM CONTRACT CEILING INCREASE AND PERFORMANCE PERIOD EXTENSION

Melville, New York, July 13, 2010 - Comtech Telecommunications Corp. (NASDAQ:CMTL) announced today that its Maryland-based subsidiary, Comtech Mobile Datacom Corporation, received a contract modification to its Movement Tracking System (MTS) program contract with the U.S. Army, authorizing two (2) six-month performance period extension options and a $226.7 million ceiling increase.  The total MTS contract ceiling is now $899.1 million. Comtech has received orders to date of $668.7 million which includes $47.4 million of MTS orders announced earlier today.  The first six-month performance period option was exercised immediately, extending the ordering period out through January 13, 2011, with deliveries and performance now authorized to continue into January 2012.

This is the second MTS contract ceiling increase since May 2010.  With the contract’s recompete expected to be released in the near future, the government’s action ensures that Comtech will be able to continue to provide uninterrupted satellite airtime capacity as well as communications equipment, engineering support, worldwide installation, network management services, training and technical support services to the U.S. Army, through the competition period and any transition period.

Fred Kornberg, President and Chief Executive Officer of Comtech Telecommunications Corp., said, "We are extremely pleased to have received this substantial MTS contract ceiling increase, which we believe clearly demonstrates the government’s continued demand for our hardware and services, as well as their continued  confidence in Comtech’s ability to support the U.S. Army’s immediate and future operational needs.”

Comtech Mobile Datacom Corporation, a Germantown, Maryland-based company, is engaged in the provision of satellite-based packet data communication systems and location and messaging services through the use of advanced communication and network technology. To learn more about Comtech Mobile Datacom, please visit the company's website at www.comtechmobile.com.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable, inefficient or too expensive. The Company conducts business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a market leader in the market segments that it serves.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL

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Media Contacts:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
Jerome Kapelus, Senior Vice President, Strategy and Business Development
(631) 962-7000
Info@comtechtel.com